EXHIBIT 99.1

        FROM:  EDWARD G. NOVOTNY & ASSOCIATES, INC.
        Two Tudor City Place
        New York, New York  10017
        Tel.: (212) 490-2065

        FOR:  HOME HOLDINGS INC.                FOR IMMEDIATE RELEASE
        59 Maiden Lane                          Friday, November 21, 1997
        New York, New York  10038

                   HOME HOLDINGS INC. PRINCIPAL SHAREHOLDERS
               REACH AGREEMENT REGARDING PROPOSED REORGANIZATION

                    NEW YORK -- Home Holdings Inc. announced today that its principal shareholders, Zurich Home Investments Limited and Trygg-Hansa AB (through its subsidiary Trygg-Hansa Holding B.V.), have executed an agreement resolving certain issues in connection with a possible reorganization of the Company presently being negotiated between Zurich and an unofficial committee of holders of publicly-held notes of the Company.

                    The agreement between the principal
          shareholders provides for, among other things, an agreement to vote their respective claims, if any, in favor of a proposed preliminary plan of reorganization with respect to the restructuring of the Company's indebtedness and the transfer by Trygg-Hansa Holding B.V. of all of its shares of Home Holdings common and preferred stock to a New Hampshire trust, Citizens Bank New Hampshire, as Trustee, for the benefit of the holders of Trygg-Hansa AB common stock.

                    The Company, while not a party to the
          negotiations with the unofficial committee of holders of its publicly-held notes, has been informed about these negotiations. No final proposal for a reorganization has been presented to the Company and its Board of Directors for consideration, and accordingly, the Company cannot predict the outcome of these negotiations or whether or when a final proposal will be made to the Company by its principal shareholders and the unofficial committee of holders of its publicly-held notes.